UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A INFORMATION
____________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12
WEAVE COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FAQ: Employees
WHAT: Weave is being acquired by Francisco Partners, a leading global investment firm that specializes in partnering with technology businesses, for $7.40 per share in cash.

WHY: This path delivers compelling and certain cash value to our stockholders. It allows us to make the necessary long-term investments to drive Weave’s growth and advance our vision of elevating the patient experience through a unified platform that improves business operations for healthcare practices.

WHEN: Anticipated to close in the fourth quarter of 2026.

1.What did Weave announce today?
•Weave announced that we have entered into a definitive agreement to be acquired by Francisco Partners, a leading global investment firm that specializes in partnering with technology and technology-enabled businesses.
•Under the terms of the agreement, Francisco Partners will acquire Weave for $7.40 per share in cash. This values Weave at an aggregate equity valuation of approximately $650 million.
•At the closing of the transaction, which we anticipate to occur in the fourth quarter of 2026, Weave will become a private company and our stock will no longer trade in the public markets.
2.Why did Weave enter into this transaction? Why now?
•We are confident that this transaction is a positive step forward for all Weave stakeholders.
•As we considered our goals, we believe the shift to becoming a private company with an experienced healthcare software investor like Francisco Partners, will advance our ability to drive growth, innovate, and serve our customers.
•We believe that as a private company we will be able to make the necessary long-term investments to advance our vision of elevating the patient experience and improving business operations for healthcare practices.
3.What does it mean to become a private company? What are the benefits to being a private company?
•The shares and other securities of private companies are not publicly traded.
•However, we intend to continue operating much as we do today – just with a different ownership structure.
•We believe that operating as a private company under a single owner will allow us to execute our strategy with greater focus – without the costs and requirements associated with being a publicly traded company.
•Francisco Partners is an experienced and trusted investor that shares our goals and can provide the resources and expertise to help us achieve them. This will allow us to be even more committed to the practices we serve, and to innovating on the Weave tools they depend on every day.

•We believe we will benefit from greater flexibility and additional expertise to focus on what matters most – continuing our work to orchestrate AI agent and staff interactions into unified workflows so practice owners can measure, analyze, and optimize their businesses.
4.Who is Francisco Partners? Why is Francisco Partners acquiring Weave?
•Francisco Partners is a leading global investment firm that specializes in partnering with technology companies and technology-enabled businesses, and specifically has extensive experience in software and healthcare investments.
•Founded over 25 years ago, Francisco Partners has invested in over 500 technology companies, with a number in healthcare software, communications, and FinTech, including companies like AdvancedMD, Nextech, Waystar, ZocDoc, 8x8, GoTo, Paradigm, NMI, and many others.
•As we take this next step in our journey, we are confident that Weave will thrive under Francisco Partners’ ownership, and we look forward to partnering with their team to deliver value to our customers. Importantly, Francisco Partners recognizes the strength of our organization and shares our confidence in the significant opportunities ahead. They want to help us take our business to the next level.
5.Is the leadership team investing alongside Francisco Partners?
•No member of the leadership team is rolling equity into the new company or investing alongside Francisco Partners.
6.What does this mean for employees?
•Until the transaction closes, it is business as usual, and we are continuing to operate as a public company.
•For now, you should expect little to no change in your day-to-day responsibilities and reporting structure, and we ask that you remain focused on your typical responsibilities and giving customers the same service and innovation they have come to expect.
•Please keep in mind that this announcement is just the first step, and there are a number of customary approvals and conditions that we must satisfy over the coming months before the transaction is complete.
•We will keep you informed of developments as we move toward completing the transaction in the months ahead.
7.When do you expect this transaction to close?
•The transaction is anticipated to close in the fourth quarter of 2026, subject to customary conditions, including receipt of stockholder and regulatory approvals.
•Until then, we will remain an independent, publicly traded company, and it is business as usual at Weave.
8.Will there be any layoffs or relocations as a result of the transaction?
•Right now and until the transaction closes, we are focused on operating as we have previously.

•Francisco Partners recognizes the world-class talent we have here – it was one of the main reasons why they were drawn to partnering with us. They look forward to partnering with our team and helping us build on our momentum.
•They are as focused as we are on investing in and growing our business and serving our customers.
•We will keep you informed of any relevant developments as we move toward completing the transaction in the months ahead.
9.How will this announcement affect my day-to-day responsibilities?
•For now, and until the transaction closes, it will be business as usual, and you should expect no change in your day-to-day responsibilities and reporting structure.
•We are relying on you to remain focused on your day-to-day responsibilities and serving our customers.
10.Will there be any changes to our management as a result of this announcement?
•At this time, and for the near future, our focus is on closing the transaction and thinking ahead to the areas of opportunity for our company.
•Francisco Partners has a deep appreciation for Weave’s people, products, customers, partners, and future growth opportunities.
•We will work closely with them to plan for our next chapter as a private company and will keep you informed of developments as we move toward completing the transaction in the months ahead.
11.Will this transaction have any impact on employees’ benefits and compensation?
•Until the transaction closes, we will generally operate under our current compensation and benefit programs.
•One near-term change is that following the current ESPP offer period, which ends with a purchase date of August 24, 2026, the previously planned offer period from August 25, 2026 to February 24, 2027 will not occur. For those who enrolled in this next offer period, your enrollment will be canceled, and no deductions will be taken from your paycheck.
•To the extent that there are any additional changes, we will inform you in advance with detailed communications.
12.I own Weave stock. What happens to my shares (including vested RSUs)?
•For employees who are stockholders of Weave, upon closing of the transaction, you will receive $7.40 in cash for each share of Weave that you own.
13.What happens to my unvested RSUs?
•Until closing, we remain a public company, and RSUs that have been granted will continue to vest according to their vesting schedule.
•At the closing, each outstanding and unvested RSU will be cancelled and converted into the right to receive a contingent cash payment based on the $7.40 per share price. This amount will generally vest according to the original vesting schedule of the underlying RSU award, subject to existing vesting conditions, including your continued service with Weave through the applicable vesting date. Any vested cash payment will be paid to you, less applicable tax withholding, at the next regularly scheduled payroll cycle following the vesting date.
•When the transaction closes, additional details on your unvested RSUs will be provided.
14.What happens to my stock options?
•At the closing, each vested stock option will be cancelled and converted into the right to receive a cash payment equal to $7.40, reduced by the per-share exercise price for the option. This amount, less applicable tax withholding, will be paid shortly following the closing of the transaction.
15.What happens to our Employee Stock Purchase Program (ESPP)?
•Following the current ESPP offer period, which ends with a purchase date of August 24, 2026, the previously planned offer period from August 25, 2026 to February 24, 2027 will not occur. For those who enrolled in this next offer period, your enrollment will be canceled, and no deductions will be taken from your paycheck.
16.Will I continue to be subject to trading windows?
•Yes. Since we will continue to operate as a public company, all trading windows still apply. Please see Weave’s Insider Trading Policy for more information.
17.Will we continue to grant equity awards?
•We anticipate that our equity program will continue until the transaction closes.
•As we will no longer have publicly traded stock following the completion of the transaction, we do expect changes to our incentive equity structure after the closing.
18.Will our business strategy change as a result of this transaction?
•This transaction is about a change in ownership, rather than a departure from our current strategy. Francisco Partners aligns with our long-term goals, and we believe that their partnership and expertise will position Weave to further enhance our market opportunity and drive growth.
19.Will Weave be merged with any other Francisco Partners portfolio companies?
•At this time, there are no plans for another transaction involving Weave.
•Francisco Partners believes that Weave’s opportunity for success as a privately held company is compelling. Francisco Partners shares our enthusiasm for all that we can achieve together.
20.What are the next steps? What happens between now and closing?
•We have prepared communications for our customers and partners about this announcement. In addition, employees who interact with external stakeholders have received communication materials to guide them in responding to any questions they receive.

•The most important thing we should stress is that it is business as usual at Weave, and all external parties should not expect any changes to how we work with them.
•We view this announcement as a great outcome for all our stakeholders, including our customers and partners, and we anticipate this will make us an even stronger partner.
•We remain dedicated to our customers in providing them with the same level of service and innovation they’ve come to expect of us.
21.What should I tell customers and partners who ask about this announcement?
•We have prepared communications to our customers and partners about this announcement. In addition, employees who interact with external stakeholders have received communication materials to guide them in responding to any questions they receive.
•The most important thing we should stress is that it is business as usual at Weave, and all external parties should not expect any changes to how we work with them.
•We view this announcement as a great outcome for all our stakeholders, including our customers and partners.
•We remain dedicated to our customers in providing them with the same level of service and innovation they’ve come to expect of us.
22.Will we keep the Weave name? Will we stay in Lehi?
•We expect the business will continue to operate under the Weave name and maintain its headquarters in Lehi, Utah.
•There has not been any discussion of changes to office locations or to our remote and hybrid policies.
23.What should I do if I am contacted by the media or third parties about the transaction?
•If you are contacted by the media, please forward the inquiry to pr@getweave.com.
•For investor or analyst inquiries, please forward them to ir@getweave.com
24.What can I share on social media?
•At this time, we are still a public company, and we are limited by what information we share and how we promote it.
• DO:
◦Share the official press release found on our investor relations site.
◦ Like, react to, or re-share Weave company social media posts.
• DO NOT:
◦Share media articles, blogs, podcasts, etc. or any material that has not been posted on Weave’s corporate channels.
◦Add any additional commentary when resharing Weave posts on your personal accounts.
◦Re-share, react to, or comment on any media articles, newsletters, blogs, or podcasts that mention this transaction.

25.Are we still hiring against our 2H plan? Will individuals who have accepted an offer be impacted?
•We are continuing with our current hiring plan. There is no impact on outstanding offer letters.

FAQ: INVESTORS
1.What are the terms?
•Francisco Partners will pay $7.40 per share in cash.
•The transaction is valued at approximately $650 million.
•The price represents a premium of approximately 34% to Weave’s unaffected closing stock price on August 17, 2026, the last full trading day prior to the announcement of the proposed transaction.
•The Board approved the transaction unanimously.
2.Why is the Board recommending this?
•The Board unanimously approved the transaction after considering a number of factors.
•The full basis for the Board’s recommendation, including the background of the transaction and the financial advisor’s fairness opinion, will be set out in the proxy statement.
3.What was the process? Were other parties contacted?
•The Weave Board conducted a thorough evaluation of strategic alternatives and spoke with a number of strategic and financial parties.
•The background of the transaction will be described in detail in the proxy statement.
4.How was the premium calculated?
•The premium is measured against the closing stock price as of August 17, 2026.
5.What are the conditions to closing and the expected timeline?
•Closing is subject to approval by Weave shareholders, receipt of required regulatory approvals, and other customary closing conditions.
•We anticipate closing in the fourth quarter of 2026.
•A special meeting of shareholders will be announced as promptly as practicable, and a proxy statement will be filed with the SEC in the coming weeks.
6.Are there any termination fees? Financing condition?
•Any termination fees will be disclosed in the 8-K and the proxy statement.
•The transaction is not subject to a financing condition.
7.Will Weave continue to report earnings and provide guidance?
•We will continue to satisfy our SEC reporting obligations until the transaction closes.
•We do not anticipate providing further guidance.

8.What happens to Weave’s existing shareholders?
•Shareholders of record at close will receive $7.40 per share in cash.
•Until close, Weave common stock continues to trade on the New York Stock Exchange under the ticker WEAV.
•Following close, the shares will be delisted and deregistered.
9.Does management have a post-close arrangement?
•No arrangements with respect to ongoing employment have been determined.
•Any arrangements that are entered into will be disclosed in the proxy statement.
10.Will you comment on shareholder conversations or the vote?
•We do not comment on investor conversations.
•Shareholders should make voting decisions based on the information in the proxy statement.
FAQ: Customers
1.What does this mean for me as a Weave customer?
•You should not expect any changes as a result of this announcement.
•While this announcement brings a change in ownership, it does not change who we are or how we operate.
2.Will my pricing or my contract change?
•No. Your contract remains in place and your pricing is unchanged.
•We will continue to provide the same platform and the same service you rely on today.
3.Will my support team or account contact change?
•No. Your support team and your primary Weave contact stay the same.
•Please continue to reach out exactly as you do today.
4.Does the product roadmap change? Will you keep investing in the platform?
•The intent of this partnership is to continue investment in our platform.
•Francisco Partners has deep experience in vertical software and healthcare, and this allows us to continue to develop essential products for our customers
5. What happens to my data? Does anything change about privacy or HIPAA?
•Nothing changes about how we handle your data.
•Our BAAs remain in effect, our authorized-integration policy is unchanged, and we continue to meet our HIPAA and regulatory obligations exactly as we do today.
6.Why is Weave doing this?
•We are confident that this transaction is a positive step forward for all Weave stakeholders, including our customers.

•As we considered our goals, the shift to becoming a private company, with an experienced software investor like Francisco Partners, will advance our ability to drive growth, innovate, and serve our customers.
•We believe that, as a private company, we will be able to make the necessary long-term investments to drive Weave’s growth and advance our vision of elevating the patient experience and improving business operations for healthcare practices.
7.Is Weave in trouble?
•No, Weave is growing.
•We recently reported our strongest quarter of both gross and net customer location growth in company history, with revenue up more than fifteen percent year over year.
8.Will Weave still be Weave?
•Yes. We will continue to operate under the Weave name, headquartered in Lehi, Utah.
9.When does this close, and will I need to do anything?
•There is no action required on your part at any point.
•We anticipate the transaction will close in the fourth quarter of 2026, which we will communicate to you.
10.Who do I contact with more questions?
•Please reach out to your usual Weave contact.
•If you are a member of the press, contact pr@getweave.com.
FAQ: PARTNERS
1.What does this mean for our partnership?
•While this announcement brings a change in ownership, it does not change who we are or how we operate. You should expect little to no change in your partnership with Weave.
•Your agreement remains in effect, your primary contact at Weave stays the same, and we remain committed to operating a strong partner program.
•We view this announcement as a great outcome for all our stakeholders, including our customers and partners.
2.Do our integrations continue? Does the joint roadmap change?
•We expect integrations to continue, and our joint roadmap commitments stand.
•Our authorized-integration approach remains unchanged — it is core to how we serve practices, and it is not something this transaction affects.
3.What happens to our referral, reseller, or revenue-share agreement?
•There are no changes to existing contracts or commercial terms as a result of this announcement.

4.Is co-marketing currently in flight still happening?
•We do not expect any adjustments to our campaigns, event attendance, or content delivery as part of this announcement.
•If a specific program requires a decision, your Weave contact will reach out directly.
5.Will Weave invest more or less in the partner channel?
•Now that the transaction is announced, we will work closely with Francisco Partners to plan for life as a private company.
•We will keep you informed of developments as we move toward completing the transaction in the weeks and months ahead.
6.Why is Weave doing this?
•We are confident that this transaction is a positive step forward for all Weave stakeholders, including our partners.
•As we considered our goals, the shift to becoming a private company, with an experienced software investor like Francisco Partners, will advance our ability to drive growth, innovate, and serve our customers.
•We believe that, as a private company, we will be able to make the necessary long-term investments to drive Weave’s growth and advance our vision of elevating the patient experience and improving business operations for healthcare practices.
7.Does our point of contact or the partner team change?
•Please continue to work with your current partner manager or primary contact.
8.When does this close, and do we need to do anything?
•No action is required on your part.
•We anticipate the transaction to close in the fourth quarter of 2026, subject to shareholder and regulatory approvals, and we will communicate with you when that occurs.
9.Who do I contact with more questions?
•Reach out to your partner manager or primary Weave contact.
•Please send any media inquiries to pr@getweave.com.
•Please send any analyst or investor questions to ir@getweave.com.
Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Weave Communications, Inc. (“Weave”) by affiliates of Francisco Partners (the “Merger”), the expected timetable for completing the Merger, the expected benefits of the Merger, and other statements regarding Weave’s future expectations, beliefs, plans, objectives, financial condition, assumptions, or future events or performance that are not historical facts. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these terms or other similar expressions.

These forward-looking statements are based on management’s current beliefs and on assumptions made by, and information currently available to, Weave, all of which are subject to change, and are not guarantees of future performance. Actual results may differ materially due to known and unknown risks and uncertainties, including: the risk that the Merger may not be completed in a timely manner or at all; the failure to obtain the required vote of Weave’s stockholders; the failure to satisfy or waive any of the conditions to closing, including receipt of required regulatory approvals, or the receipt of such approvals subject to conditions that are not anticipated; the occurrence of any event, change, or circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring a party to pay a termination fee; the effect of the announcement or pendency of the Merger on Weave’s business relationships, operating results, and business generally; risks that the Merger disrupts Weave’s current plans and operations; restrictions imposed on Weave’s business during the pendency of the Merger, including restrictions that may impact Weave’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s attention from ongoing business operations; unexpected costs, charges, or expenses resulting from the Merger; potential litigation relating to the Merger; the risk that the Merger and its announcement could have an adverse effect on Weave’s ability to retain and hire key personnel, retain customers, and maintain relationships with business partners, suppliers, and customers; the risk that any announcements relating to the Merger could have an adverse effect on the market price of Weave’s common stock; and the risks described under the heading “Risk Factors” in Weave’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Weave’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), available on the SEC Filings section of the Investor Relations page of Weave’s website at investors.getweave.com.
No list or discussion of risks or uncertainties should be considered a complete statement of all potential risks and uncertainties. Forward-looking statements speak only as of the date of this communication, and Weave undertakes no obligation to update or supplement any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Additional Information and Where to Find It
This communication is being made in respect of the proposed merger involving Weave Communications, Inc. and affiliates of Francisco Partners. In connection with the proposed merger, Weave will file with the SEC relevant materials, including a proxy statement (the “Proxy Statement”) relating to a special meeting of Weave’s stockholders to be held in connection with the proposed merger, the definitive version of which will be sent or provided to Weave’s stockholders. Weave may also file other documents with the SEC regarding the proposed merger. This document is not a substitute for the Proxy Statement or any other document which Weave may file with the SEC or send to its stockholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, PARTIES TO THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when available) and other documents that are or will be filed with the SEC through the website maintained by the SEC at www.sec.gov, Weave’s investor relations website at investors.getweave.com or by contacting Weave’s Investor Relations department by email at ir@getweave.com or by telephone at (801) 656-8231.
Participants in the Solicitation
Weave and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of stockholders. Information regarding Weave’s directors and executive officers is available in Weave’s definitive proxy statement filed with the SEC on April 28, 2026, in connection with its 2026 annual meeting of stockholders, under the sections titled “Proposal One: Election of Directors,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management.” To the extent the security holdings of Weave’s directors and executive officers have changed since the amounts described in such proxy statement, such changes have been reflected in Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, including the interests of Weave’s directors and executive officers, will be contained in the definitive proxy statement related to the proposed merger and other relevant materials to be filed or furnished with the SEC when they become available.
No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.